Exhibit 99.1

LOCKHEED MARTIN CORPORATION

Information

FOR IMMEDIATE RELEASE

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2005 RESULTS

•	SECOND QUARTER NET EARNINGS UP 56% TO $461 MILLION; YEAR-TO-DATE NET EARNINGS UP 41% TO $830 MILLION

•	SECOND QUARTER EARNINGS PER SHARE UP 55% TO $1.02; YEAR-TO-DATE EARNINGS PER SHARE UP 41% TO $1.85

•	SECOND QUARTER NET SALES UP 6% TO $9.3 BILLION; YEAR-TO-DATE SALES UP 4% TO $17.8 BILLION

•	GENERATES $697 MILLION IN CASH FROM OPERATIONS IN THE SECOND QUARTER; $2.2 BILLION YEAR-TO-DATE

•	INCREASES OUTLOOK FOR 2005 EARNINGS PER SHARE

BETHESDA, Maryland, July 26, 2005 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2005 net earnings of $461 million ($1.02 per diluted share) compared to $296 million ($0.66 per diluted share) in 2004. The second quarter results include a gain of $27 million ($0.06 per share) related to the Corporation’s investment in Inmarsat.

Net sales were $9.3 billion, a 6% increase over second quarter 2004 sales of $8.8 billion. Cash provided by operating activities for the second quarter of 2005 was $697 million, after the Corporation contributed $450 million to its defined benefit pension plans’ trust to pre-fund the majority of its anticipated 2006 funding requirements.

“We had excellent operational and financial performance in the second quarter driven by double-digit growth in our Systems and IT Group”, said Bob Stevens, Chairman, President and CEO. “Every business segment increased earnings in the quarter compared to the prior year, and we’re pleased to increase our 2005 outlook for EPS and ROIC. These increases are the result of our continued focus on meeting our customer commitments, capturing new orders, improving productivity, and generating cash.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s results for the quarter and year-to-date periods on a GAAP basis:

  REPORTED RESULTS

(In millions, except per share data )	2nd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$9,295	$8,776	$17,783	$17,123

Operating profit
Segment operating profit	$865	$740	$1,627	$1,408
Unallocated corporate, net:
FAS/CAS pension adjustment	(156)	(148)	(311)	(298)
Unusual items	41	—	58	—
Other	14	(48)	20	(30)

	$764	$544	$1,394	$1,080

Net earnings	$461	$296	$830	$587

Diluted earnings per share	$1.02	$0.66	$1.85	$1.31

Cash flow from operations	$697	$734	$2,245	$1,796

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

  OUTLOOK

(In millions, except per share data)	2005 Outlook
Net sales	$36,500 - $38,000
Diluted earnings per share	$3.60 - $3.75
Cash flow from operations	At least $3,000
Return on invested capital (ROIC)*	> 14.0%

The increase in projected 2005 diluted earnings per share (prior range $3.35-$3.55) reflects improved operating performance in the Systems & IT Group and the Space Systems segment, a slight reduction in both unallocated corporate expense and the effective tax rate, and the benefit of the gain recognized on the Corporation’s Inmarsat investment in the second quarter.

It is the Corporation’s practice not to incorporate adjustments to its outlook for proposed acquisitions, pending divestitures or unusual activities until such transactions have been consummated.

*	See “Non-GAAP Performance Measures” on page 11 for ROIC definition and calculation.

Year-to-Date Results

Net sales for the first six months of 2005 were $17.8 billion, a 4% increase over the $17.1 billion recorded in the comparable 2004 period.

Net earnings for the six months ended June 30, 2005 were $830 million ($1.85 per share) compared to $587 million ($1.31 per share) in 2004. In addition to the Inmarsat gain, the 2005 results include the effects of two previously disclosed unusual items recognized in the first quarter: an after-tax gain of $31 million ($0.07 per share) from the sale of the Corporation’s Intelsat investment, and an after-tax loss of $19 million ($0.04 per share) related to an impairment in the value of a telecommunications satellite operated by a subsidiary. On a combined basis, these items increased 2005 net earnings by $39 million ($0.09 per share). No unusual items were recognized in the first half of 2004.

Cash Flow and Leverage

Cash from operations for the quarter and six months ended June 30, 2005 was $697 million and $2.2 billion. The Corporation continued to execute its balanced cash deployment strategy during the quarter and first half of the year as follows:

•	Repurchased 5.0 million of its common shares at a cost of $320 million in the quarter and 5.6 million of its common shares at a cost of $355 million during the first six months of the year;

•	Paid cash dividends of $112 million in the quarter and $222 million for the first half of year;

•	Made a discretionary prepayment of $450 million to pre-fund our pension plan trust;

•	Paid $410 million in the first quarter to acquire The SYTEX Group, Inc. and STASYS Limited (additional payments of approximately $110 million will be made primarily in 2006);

•	Made capital expenditures of $119 million in the quarter and $208 million during the first six months of the year; and

•	Retired $37 million of debt in advance of its maturity.

The Corporation’s ratio of total debt-to-capitalization was 39% at the end of the second quarter, an improvement from 42% at December 31, 2004. At June 30, 2005, the Corporation’s cash and short-term investments were $3.5 billion.

SEGMENT RESULTS

The Corporation operates in five principal business segments: Aeronautics, Electronic Systems, Space Systems, Integrated Systems & Solutions (IS&S), and Information & Technology Services (I&TS). The results of Electronics, IS&S and I&TS have been aggregated and reported as the Systems & IT Group due to the common focus on information technology and systems integration solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2004 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics and Space Systems and reconciles these amounts to the Corporation’s financial results as determined by GAAP.

(In millions)	2nd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales
Systems & IT Group
Electronic Systems	$2,740	$2,206	$4,997	$4,340
Integrated Systems & Solutions	1,052	964	2,010	1,871
Information & Technology Services	998	918	1,843	1,770

Systems & IT Group	4,790	4,088	8,850	7,981

Aeronautics	2,879	3,141	5,645	6,016
Space Systems	1,626	1,547	3,288	3,126

Total net sales	$9,295	$8,776	$17,783	$17,123

Operating profit
Systems & IT Group
Electronic Systems	$295	$220	$527	$422
Integrated Systems & Solutions	93	81	177	161
Information & Technology Services	86	71	157	131

Systems & IT Group	474	372	861	714

Aeronautics	245	239	467	445
Space Systems	146	129	299	249

Segment operating profit	865	740	1,627	1,408

Unallocated corporate, net:	(101)	(196)	(233)	(328)

Total operating profit	$764	$544	$1,394	$1,080

The following discussion compares the operating results of each business segment for the quarter and six months ended June 30, 2005 to the same periods in 2004.

Systems & IT Group

($ millions)

	2nd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$4,790	$4,088	$8,850	$7,981
Operating profit	$474	$372	$861	$714

Net sales for the Systems & IT Group increased by 17% for the quarter and 11% for the six months ended June 30, 2005 from the 2004 periods. Each of the business segments in the group reported sales growth during the quarter and first half of the year.

In Electronic Systems, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher sales volume in surface system programs at Maritime Systems & Sensors (MS2), in fire control programs at Missiles & Fire Control (M&FC) and in platform integration activities at Platform Training & Transportation Solutions (PT&TS). In IS&S, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume in Information Technology, which offset declines in NASA programs. Information Technology’s sales growth includes the impact of the March 31, 2005 acquisition of SYTEX and organic growth on existing and new IT programs.

Operating profit for the Systems & IT Group increased by 27% for the quarter and 21% for the six months ended June 30, 2005 compared to the 2004 periods. Each of the business segments in the group reported growth in operating profit during the quarter and first half of the year.

In Electronic Systems, for both the quarter and year-to-date periods, the increases were mainly due to tactical missile program activities and improved performance in fire control programs at M&FC and volume on surface systems programs at MS2. In IS&S, for both the quarter and first half of the year, the increases were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, for both the quarter and year-to-date periods, the increases were due to higher volume in Information Technology and improved performance in Defense Services.

Aeronautics

($ millions)

	2nd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$2,879	$3,141	$5,645	$6,016
Operating profit	$245	$239	$467	$445

Net sales for Aeronautics decreased by 8% for the quarter and 6% for the six months ended June 30, 2005 from the 2004 periods, due to planned declines in Combat Aircraft, which more than offset growth in Air Mobility. Combat Aircraft sales decreased by $320 million in the quarter and $530 million for the six-month period primarily due to declines in F-16 volume, which more than offset higher F/A-22 volume. Increases in C-130J deliveries contributed to the growth in Air Mobility revenue in each period.

Segment operating profit increased by 3% for the quarter and 5% for the six months ended June 30, 2005 from the 2004 periods. Air Mobility operating profit increased for the quarter and year-to-date periods mainly due to profits recognized on C-130J deliveries in 2005. In each period, Combat Aircraft operating profit declined slightly due to lower F-16 volume. In both periods, reduced earnings on the F-35 development program were offset by increased volume and improved performance on F/A-22 and other Combat Aircraft programs.

Space Systems

($ millions)

	2nd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$1,626	$1,547	$3,288	$3,126
Operating profit	$146	$129	$299	$249

Net sales for Space Systems increased by 5% for both the quarter and the six months ended June 30, 2005 from the 2004 periods. In both periods, sales growth in Strategic & Defensive Missile Systems (S&DMS) and Satellites offset declines in Launch Services. The increases in Satellites were primarily due to higher volume on government satellite programs that more than offset declines in commercial satellite activities. There were no commercial satellite deliveries in 2005 compared to one in the second quarter and two in the first six months of 2004. The increases in S&DMS were attributable to the fleet ballistic missile program. In Launch Services, the decreases in sales were mainly due to fewer Atlas launches in the 2005 periods as compared to 2004. There were no Atlas launches in the second quarter and two in the first six months of 2005 compared to two and four launches in the comparable 2004 periods.

Segment operating profit increased by 13% for the quarter and 20% for the six months ended June 30, 2005, when compared to the 2004 periods. For the quarter, increases in Launch Services operating profit were partially offset by declines in Satellites. In Satellites, a decrease in commercial satellites was partially offset by higher volume on government satellite programs.

For the six-month period, operating profit increased in both Launch Services and Satellites. In Satellites, the increase was due to the impact of higher volume on government satellite programs, which more than offset a decline in commercial satellites.

SECOND QUARTER 2005 HIGHLIGHTS

•	Systems & IT increased backlog to more than $30 billion at the end of the second quarter through the year-to-date capture of important business with: DoD, SSA, FAA, DFAS, FDIC, NASA and several classified customers

•	Awarded a system design and development contract for the joint U.S., German and Italian Medium Extended Air Defense System (MEADS)

•	Announced an agreement to create a joint venture – United Launch Alliance – that will combine the government launch operations of Boeing’s Delta and Lockheed Martin’s Atlas expendable launch vehicles

•	Significant orders and deliveries for U.S. Army programs included: ordered four Virtual Combat Convoy Trainers; delivered the first Arrowhead™ system to the U.S. Army, with improved targeting and pilot vision capabilities; and received a production contract for additional Hellfire missiles

•	Laid the keel for the nation’s first Littoral Combat Ship, USS Freedom

•	The FAA commenced operational use of Lockheed Martin’s Advanced Technologies and Oceanic Procedures (ATOP) system at an air traffic control facility in New York that will increase the capacity of international air routes

•	Opened the Center for Innovation, a unique collaborative laboratory where net-centric solutions will be developed in partnership with our customers to strengthen our nation’s military effectiveness, homeland security, and other vital government missions

•	The C-130J achieved two “firsts:” a U.S. Marine Corps KC-130J completed a combat aerial delivery in Iraq, and a WC-130J “Weatherbird” completed an operational mission in hurricane winds

•	Began full-rate production of the F/A-22 Raptor

•	Selected by NASA as a finalist to compete to design and build the new Crew Exploration Vehicle, which will replace the Space Shuttle

•	Successfully completed a Proton launch and received four launch vehicle orders

•	Awarded a contract for a commercial satellite order

•	Selected by the U.S. Navy to provide a variety of aircraft maintenance and modification services for the P-3 Orion under the Sustainment Modification Installation Program

###

NEWS MEDIA CONTACT:	Craig Quigley 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on July 26, 2005. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; financial market and other changes that may impact pension plan assumptions; charges from any future impairment reviews that may result in the recognition of losses, and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules, interpretations or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for government and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2004 annual report on Form 10-K, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its earnings, sales and cash outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide outlook at different intervals or to revise its practice in future periods. All information in this release is as of July 25, 2005. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation defines return on invested capital (ROIC) as net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt). The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also plans to use ROIC as a factor in evaluating management performance for incentive compensation purposes in 2005. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance. The Corporation calculates ROIC as follows:

(In millions, except percentages)		2005 Outlook	2004 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED	$1,266 276
RETURN		> $ 1,840	$1,542

AVERAGE DEBT [2], [4] AVERAGE EQUITY [3,4]	}	COMBINED	5,932 7,015
AVERAGE INVESTED CAPITAL		< $ 13,150	$12,947

RETURN ON INVESTED CAPITAL		> 14.0%	11.9%

[1]	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
[2]	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
[3]	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
[4]	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
Net Sales	$9,295	$8,776	$17,783	$17,123
Cost of Sales	8,637	8,243	16,583	16,122

	658	533	1,200	1,001
Other Income and (Expenses), net	106	11	194	79

Operating Profit	764	544	1,394	1,080
Interest Expense	94	106	184	214

Earnings before Income Taxes	670	438	1,210	866
Income Tax Expense	209	142	380	279

Net Earnings	$461	$296	$830	$587

Effective Tax Rate	31.2%	32.4%	31.4%	32.2%

Earnings per Common Share:
Basic	$1.03	$0.67	$1.87	$1.32
Diluted	$1.02	$0.66	$1.85	$1.31

Average Number of Shares Outstanding:
Basic	445.3	443.9	443.3	444.1
Diluted	451.3	447.0	448.9	447.2

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,
	2005	2004	% Change	2005	2004	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$2,740	$2,206		$4,997	$4,340
Integrated Systems & Solutions	1,052	964		2,010	1,871
Information & Technology Services	998	918		1,843	1,770

Systems & IT Group	4,790	4,088	17%	8,850	7,981	11%

Aeronautics	2,879	3,141	(8)%	5,645	6,016	(6)%
Space Systems	1,626	1,547	5%	3,288	3,126	5%

Total net sales	$9,295	$8,776	6%	$17,783	$17,123	4%

Operating profit:
Systems & IT Group:
Electronic Systems	$295	$220		$527	$422
Integrated Systems & Solutions	93	81		177	161
Information & Technology Services	86	71		157	131

Systems & IT Group	474	372	27%	861	714	21%

Aeronautics	245	239	3%	467	445	5%
Space Systems	146	129	13%	299	249	20%

Segment operating profit	865	740	17%	1,627	1,408	16%
Unallocated corporate expense, net [1]	(101)	(196)		(233)	(328)

Total operating profit	$764	$544	40%	$1,394	$1,080	29%

Segment margins:
Systems & IT Group:
Electronic Systems	10.8%	10.0%		10.5%	9.7%
Integrated Systems & Solutions	8.8%	8.4%		8.8%	8.6%
Information & Technology Services	8.6%	7.7%		8.5%	7.4%
Systems & IT Group	9.9%	9.1%		9.7%	8.9%

Aeronautics	8.5%	7.6%		8.3%	7.4%
Space Systems	9.0%	8.3%		9.1%	8.0%
					—

Total Segments	9.3%	8.4%		9.1%	8.2%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(156)	$(148)	$(311)	$(298)
Items not considered in segment operating performance	41	—	58	—
Other, net	14	(48)	20	(30)

Unallocated corporate expense, net	$(101)	$(196)	$(233)	$(328)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
FAS/CAS pension adjustment
FAS 87 expense	$(280)	$(220)	$(559)	$(443)
Less: CAS costs	(124)	(72)	(248)	(145)

FAS/CAS pension adjustment - expense	$(156)	$(148)	$(311)	$(298)

	THREE MONTHS ENDED JUNE 30, 2005			SIX MONTHS ENDED JUNE 30, 2005
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Discrete Items
Gain on Intelsat sale	$—	$—	$—	$47	$31	$0.07
LMI impairment	—	—	—	(30)	(19)	(0.04)
Inmarsat gain	41	27	0.06	41	27	0.06

	$41	$27	$0.06	$58	$39	$0.09

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$43	$41	$84	$80
Integrated Systems & Solutions	12	9	20	16
Information & Technology Services	4	12	7	25

Systems & IT Group	59	62	111	121

Aeronautics	31	23	60	46
Space Systems	32	25	63	58

Segments	122	110	234	225

Unallocated corporate expense, net	10	9	24	20

Total depreciation and amortization	$132	$119	$258	$245

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$12	$11	$24	$23
Integrated Systems & Solutions	3	4	7	7
Information & Technology Services	5	3	9	7

Systems & IT Group	20	18	40	37

Aeronautics	13	13	25	25
Space Systems	2	2	4	4

Segments	35	33	69	66
Unallocated corporate expense, net	3	2	6	5

Total amortization of purchased intangibles	$38	$35	$75	$71

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	JUNE 30, 2005	DECEMBER 31, 2004
Assets
Cash and cash equivalents	$3,062	$1,060
Short-term investments	414	396
Accounts receivable	4,287	4,094
Inventories	1,755	1,864
Other current assets	1,658	1,539

Total current assets	11,176	8,953

Property, plant and equipment, net	3,552	3,599
Investments in equity securities	312	812
Goodwill	8,299	7,892
Purchased intangibles, net	633	672
Prepaid pension asset	1,052	1,030
Other noncurrent assets	2,369	2,596

Total assets	$27,393	$25,554

Liabilities and Stockholders’ Equity
Accounts payable	$1,933	$1,726
Customer advances and amounts in excess of costs incurred	4,572	4,028
Other accrued expenses	3,036	2,797
Current maturities of long-term debt	208	15

Total current liabilities	9,749	8,566

Long-term debt	4,874	5,104
Accrued pension liabilities	1,717	1,660
Post-retirement and other noncurrent liabilities	3,167	3,203
Stockholders’ equity	7,886	7,021

Total liabilities and stockholders’ equity	$27,393	$25,554

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	SIX MONTHS ENDED JUNE 30,
	2005	2004
Operating Activities
Net earnings	$830	$587
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	258	245
Amortization of purchased intangibles	75	71
Changes in operating assets and liabilities
Receivables	(124)	365
Inventories	107	434
Accounts payable	194	85
Customer advances and amounts in excess of costs incurred	544	(494)
Other	361	503

Net cash provided by operating activities	2,245	1,796

Investing Activities
Expenditures for property, plant and equipment	(208)	(260)
(Purchase) sale of short-term investments, net	(18)	240
Acquisitions of businesses / investments in affiliated companies	(413)	—
Divestitures and other activities	803	15
Other	3	17

Net cash provided by investing activities	167	12

Financing Activities
Repayments related to long-term debt	(39)	(137)
Common stock activity, net	(149)	(242)
Common stock dividends	(222)	(196)

Net cash used for financing activities	(410)	(575)

Net increase in cash and cash equivalents	2,002	1,233
Cash and cash equivalents at beginning of period	1,060	1,010

Cash and cash equivalents at end of period	$3,062	$2,243

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2005	$438	$2,223	$5,915	$(23)	$(1,532)	$7,021
Net earnings			830			830
Common stock dividends			(222)			(222)
Common stock activity, net	3	104		5		112
Other comprehensive income					145	145

Balance at June 30, 2005	$441	$2,327	$6,523	$(18)	$(1,387)	$7,886

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	JUNE 30, 2005	DECEMBER 31, 2004
Backlog
Systems & IT Group:
Electronic Systems	$20,982	$18,239
Integrated Systems & Solutions	4,426	4,586
Information & Technology Services	4,704	4,560

Systems & IT Group	30,112	27,385

Aeronautics	26,796	30,489
Space Systems	16,302	16,112

Total	$73,210	$73,986